MDRNA, Inc. Announces Receipt of Milestone Payment Under Amended Agreement with Amylin
Pharmaceuticals, Inc. for Development and Commercialization of
Intranasal Exenatide

- MDRNA continues to monetize intranasal assets to support on-going RNAi-based Therapeutic R&D -

BOTHELL, Wash. February 3, 2009 – MDRNA, Inc. (Nasdaq: MRNA) announced today the achievement of a milestone under an amended version of the June 2006 Development and License Agreement with Amylin Pharmaceuticals, Inc. for the development of intranasal exenatide. Under terms of the amended agreement, Amylin has committed to advancing the program, resulting in an accelerated $1 million milestone payment to MDRNA. Further, under terms of the amended agreement, MDRNA could receive an additional $79 million in future milestones and royalties.

“We appreciate the confidence Amylin has shown in the potential of intranasal exenatide through their commitment to advancing the program,” stated J. Michael French, President and Chief Executive Officer of MDRNA. “We continue to believe that our legacy intranasal assets have significant value and we remain committed to monetizing them for the benefit of the Company and its shareholders.”

About MDRNA, Inc.

MDRNA is a biotechnology company focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). Our goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Over the past decade, we have developed substantial capabilities in molecular biology, cellular biology, lipid chemistry, peptide chemistry, pharmacology and bioinformatics, which we are applying to a wide range of RNAi technologies and delivery approaches. These capabilities plus the in-licensing of key RNAi-related intellectual property have rapidly enabled us to become a leading RNAi-based therapeutics company with a pre-clinical pipeline in key therapeutic areas including oncology, metabolic disorders and inflammation. Through our capabilities, expertise and know-how, we are incorporating multiple RNAi technologies as well as peptide- and lipid-based delivery approaches into a single integrated drug discovery platform that will be the engine for our clinical pipeline as well as a versatile platform for establishing broad therapeutic partnerships with biotechnology and pharmaceutical companies. We are also investing in new technologies that we expect to lead to safer and more effective RNAi-based therapeutics while aggressively building upon our broad and extensive intellectual property estate. By combining broad expertise in siRNA science with proven delivery platforms and a strong IP position, MDRNA is well positioned as a leading RNAi-based drug discovery and development company. Additional information about MDRNA, Inc. is available at http://www.mdrnainc.com.
MDRNA Forward-Looking Statement

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of MDRNA or a subsidiary to obtain additional funding; (ii) the ability of MDRNA or a subsidiary to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of MDRNA, a subsidiary and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of MDRNA, a subsidiary and/or a partner to obtain required governmental approvals; and (v) the ability of MDRNA, a subsidiary and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in MDRNA’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. MDRNA assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contact:

Matthew D. Haines
Senior Director, Investor Relations and Corporate Communications
(212) 209-3874
mhaines@mdrnainc.com

McKinney|Chicago (Media)
Alan Zachary, (312) 944-6784 x 316 or
(708) 707-6834
azachary@mckinneychicago.com